Exhibit 99.1

{LOGO} ZARLINK                                                      NEWS RELEASE
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Zarlink Semiconductor Appoints Kirk Mandy as New CEO

      o Company restructures to focus on restoring profitability and positive cash flow

      o     Issues guidance for fourth quarter of Fiscal 2005

OTTAWA, CANADA, February 17, 2005 - The Board of Directors of Zarlink Semiconductor Inc. (NYSE/TSX:ZL) today announced the appointment of Kirk K. Mandy as the company's new President and Chief Executive Officer. He has been serving in that role on an interim basis since January 26, 2005.

      Mr. Mandy has been associated with Zarlink Semiconductor and Mitel Corporation for 21 years in a variety of increasingly senior positions. He was named Vice President and General Manager of Mitel's Semiconductor division in 1992 and later assumed responsibility for the Business Communications Systems division. Mr. Mandy was CEO of Mitel from 1998 to 2001 and joined the Board as Vice Chairman when Zarlink was formed in 2001.

      "The Board is very pleased that Kirk Mandy is taking on the CEO position on a permanent basis," said Dr. Henry Simon, Chairman of the Board, Zarlink Semiconductor. "We have the utmost confidence that he will take the necessary steps to restore profitability and lead the Company on a growth path. We know that Kirk has the support of the entire management team and Zarlink's employees."

Fourth Quarter Fiscal 2005 Guidance and Restructuring

      Zarlink today also issued guidance for the Fiscal 2005 fourth quarter ending March 25, 2005. Based on current booking patterns, Zarlink is forecasting that revenues will be between US$47 million and US$49 million in the fourth quarter.

         In addition, the Company is today announcing cost reductions that are expected to generate annualized savings of US$20 million, the quarterly benefit of which will begin to be realized in the first quarter of Fiscal 2006. Accordingly, Zarlink expects to record additional charges in the fourth quarter of approximately US$18 million or US$0.14 per share, related to reducing its workforce by approximately 15% and stopping certain R&D programs, primarily the development of a digital video decoder. These programs do not involve products currently generating revenue.

         The company will also record a US$2 million gain, relating to the receipt on January 28, 2005, of a note receivable payment from X-FAB Semiconductor Foundries.

         As a result of these actions and events, and the revenue guidance given above, Zarlink expects to record a fourth quarter net loss of US$0.19 to US$0.21 per share.

         "Due to a continued slow recovery in the telecom industry, we have decided to reduce our spending and restructure the company," said Kirk Mandy, President and Chief Executive Officer, Zarlink Semiconductor. "We are focusing our R&D investments on products where we are achieving market success - and our best new opportunities."

About Zarlink Semiconductor

         For almost 30 years, Zarlink Semiconductor has delivered semiconductor solutions that drive the capabilities of voice, enterprise, broadband and wireless communications. The Company's success is built on its technology strengths including voice and data networks, consumer and ultra low-power communications, and high-performance analog. For more information, visit www.zarlink.com.

         Shareholders and other individuals wishing to receive, free of charge, copies of the Annual and Quarterly Reports - including the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission and Regulatory Authorities - should visit the Company's web site at www.zarlink.com or contact investor relations.

         Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among others, the following: increasing price and product/service competition by foreign and domestic competitors, including new entrants; rapid technological developments and changes; the ability to ensure continuity of supply from outside fabrication services; changes in environmental and other domestic and foreign governmental regulations; protection and validity of patent and other intellectual property rights; exposure to currency exchange rate fluctuations; the ability of the Company to attract and retain key employees; demographic changes and other factors referenced in the Company's Annual Report on Form 10-K for the fiscal year ended March 26, 2004 and Form 10-Q for the quarter ended December 24, 2004. Investors are encouraged to consider the risks detailed in those filings.

                                     - 30 -

A conference call for analysts will be held today beginning at 9:00 a.m. Investors, media and other interested parties are listen-only, and there will be no Q&A session. Please dial 1-800-814-4853 or 613-287-8027. A live audio webcast will be available through www.newswire.ca (Canada NewsWire) or through the company's web site at www.zarlink.com. The replay number for the call is 1-877-289-8525 (passcode 21113783#) or 416-640-1917 (passcode 21113783#). The replay is available until midnight March 10, 2005.

For further information:

Michael Salter                              Mike McGinn
Corporate Communications                    Investor Relations
613 270-7115                                613 270-7210
michael.salter@zarlink.com                  mike.mcginn@zarlink.com